Exhibit 99.1


             CARRINGTON SUBSIDIARY RECEIVES $6 MILLION BIODEFENSE
                      GRANT TO DEVELOP NASAL FLU VACCINE

      NIAID to Fund Preclinical Development of Flu Vaccine Using Delsite Biotechnologies' Proprietary GelVac(TM) Delivery System; Potential to
         Eliminate Use of Injections or Need for Vaccine Cold Storage


      Irving, Texas, October 5, 2004 - Carrington Laboratories, Inc. (Nasdaq:
 CARN) today announced that its wholly-owned subsidiary, DelSite Biotechnologies, Inc., has been awarded a $6 million grant from the National Institute of Allergy and Infectious Diseases to develop an inactivated influenza nasal powder vaccine against the H5N1 strain commonly known as bird flu. The grant was awarded under a biodefense and SARS product development initiative and will fund a 3-year preclinical program utilizing the company's proprietary GelVac(TM) delivery system.

      Commenting on the award, DelSite's president, Dr. Kenneth (Bill) Yates, said, "This award serves as an important milestone for DelSite because it allows us to begin development of our first vaccine product based on the GelVac(TM) delivery system, a vaccine that addresses the potential for pandemic outbreaks of H5N1 (bird flu), which has reportedly caused more than 30 deaths in Asia this year. We have assembled an excellent team of scientists for this project led by Dr. Yawei Ni, and we look forward to the opportunity that this grant provides for our company."

      The company's GelSite(TM) polymer technology, which is the basis for the GelVac(TM) Nasal Powder vaccine delivery system, is a novel polysaccharide that turns from a powder to a gel upon contact with nasal fluids, resulting in controlled release and increased nasal residence time of vaccine antigens. The benefits of an intranasal powder vaccine could potentially eliminate the need for cold chain storage and the use of injections to immunize large populations and would be useful for stockpiling vaccine. This could be especially important in pandemic or biodefense situations.

 About Avian Influenza

      The World Health Organization defines an influenza pandemic as a global outbreak of influenza that occurs when a new influenza A virus emerges among people, spreads and causes disease worldwide. Past influenza pandemics have led to high levels of illness, death, social disruption and economic loss.

      According to the U.S. Center for Disease Control and Prevention (CDC) outbreaks of Avian, or bird flu, have been reported since 1997. The CDC projects that today if a pandemic were to occur, it would likely result in 2 to 7.4 million deaths globally. Although high income countries could experience 1.5 to 5.2 million hospital admissions, the impact of the next pandemic is likely to be greatest in low income countries because of different population characteristics and the already strained health care resources.

 About GelSite(TM) and GelVac(TM)

      GelSite(TM) polymer is a naturally sourced, high molecular weight charged polysaccharide that exhibits distinct chemical and functional properties proprietary to the company. GelSite(TM) is water-based and is capable of in situ gelation, i.e., changing from a liquid to a gel upon contact with bodily fluids. GelSite(TM) is a member of a family of plant polysaccharides classified by the FDA as Generally Regarded As Safe (GRAS) and is currently manufactured to cGMP standards.

      GelVac(TM) is a simple and broad nasal powder vaccine delivery platform based on GelSite(TM) polymer. The GelVac(TM) delivery system increases antigen nasal residence time providing for prolonged contact with the mucosal surface, which may improve immune response.


 About DelSite

      DelSite Biotechnologies, Inc., a wholly owned subsidiary of Carrington, is an early stage biotechnology company established to commercialize its novel polymer drug delivery technology. Currently, DelSite is focusing its resources on developing delivery systems for vaccines and therapeutic proteins and peptides that could benefit from improved injectable, intranasal and topical routes of administration. For more information please visit http://www.delsite.com.


 About Carrington Laboratories, Inc.

      Carrington Laboratories, Inc., (Nasdaq: CARN) is an ISO-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw materials Manapol[R] and Hydrapol(TM). Carrington Laboratories also manufactures and markets consumer products sold under its AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. More than 120 patents in 26 countries protect Carrington Laboratories' technology. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit http://www.carringtonlabs.com.

      Certain statements in this release concerning Carrington Laboratories, Inc. may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to subsequent changes in plans by management, delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission, including Form 10-Q filed August 13, 2004.

      Carrington[R], Manapol[R], AloeCeuticals[R], Hydrapol(TM), GelSite(TM) and GelVac(TM) are trademarks, registered trademarks or service marks of Carrington Laboratories, Inc., in the United States and/or other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

      For Further Information Contact:
      Carlton E. Turner
      CEO and President Carrington Laboratories
      (972) 518-1300